Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2025 relating to the financial statements of Novanta Inc. and the effectiveness of Novant Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Novanta Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2025